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                     May 3, 2023

       Michael Nessim
       Chief Executive Officer
       Kingswood Acquisition Corp.
       17 Battery Place, Room 625
       New York, NY 10004 1325

                                                        Re: Kingswood
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 24,
2023
                                                            File No. 001-39700

       Dear Michael Nessim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Bradley A. Noojin, Esq.